Exhibit 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Forms S-3 Nos. 33-95910, 33-64968, and 333-15241) of OXiGENE, Inc.and the
related  Prospectuses,   Registration  Statements  (Forms  S-8  Nos.  333-05787,
333-92747 and 333-32958) pertaining to the 1996 Stock Incentive Plan, and Registration Statements (Forms S-8 Nos. 333-84870 and 333-84872) pertaining to the Compensation Award Stock Agreements and the Restricted Stock Agreements between OXiGENE, Inc. and Certain Directors, Employees and Non-employees of our report dated January 30, 2002, except for Note 9, as to which the date is March 27, 2002, with respect to the consolidated financial statements of OXiGENE, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2001.



                                           /s/ Ernst & Young LLP
Boston, Massachusetts
March 29, 2002